Exhibit 4.5

HÖEGH LNG HOLDINGS LTD.
PHANTOM UNIT AGREEMENT

This Phantom Unit Agreement (this “Agreement”) is made and entered into by and between Höegh LNG Holdings Ltd., a Bermuda company (the “Company”), and _____________________ (the “Participant”). This Agreement is effective as of the __ day of ______________ (the “Date of Grant”). Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to such terms on Annex A, unless the context requires otherwise.

WITNESSETH:

WHEREAS, the Company desires to attract, retain and motivate certain employees and consultants of the Company and its Affiliates; and

WHEREAS, the Company has established a program in order to facilitate the grant of Phantom Units of one of its subsidiaries, Höegh LNG Partners LP, a Marshall Islands limited partnership (the “Partnership”), which represent the right to receive Units (which, for the avoidance of doubt, such Units shall be acquired from the Company’s own holdings or purchased on the open market and shall not be granted under the Höegh LNG Partners LP Long Term Incentive Plan) to certain employees of its management company Höegh LNG AS as part of their compensation for services provided to the Company.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other valuable consideration hereinafter set forth, the Participant and the Company agree as follows:

1.         Grant of Phantom Units. The Company hereby grants to the Participant ____ Phantom Units (the “Award”), subject to all of the terms and conditions set forth in this Agreement, whereby each Phantom Unit represents the right to receive one Unit (each, a “Phantom Unit”).

2.         Phantom Unit Account. Phantom Units represent hypothetical Units and not actual Units. The Company shall establish and maintain a bookkeeping account on its records for the Participant (a “Phantom Unit Account”) and shall record in such Phantom Unit Account: (a) the number of Phantom Units granted to the Participant and (b) the amount deliverable to the Participant at settlement on account of Phantom Units that have vested. The Participant shall not have any interest in any fund or specific assets of the Company or the Partnership by reason of this Award or the Phantom Unit Account established for the Participant.

3.         Rights of Participant. No Units shall be issued to the Participant at the time the grant is made, and the Participant shall not be, nor have any of the rights and privileges of, a unitholder or limited partner of the Partnership with respect to any Phantom Units recorded in the Phantom Unit Account. The Participant shall have no voting rights with respect to the Phantom Units. In the event the Partnership pays any distributions in respect of its outstanding Units and, on the record date for such distribution, the Participant holds Phantom Units granted pursuant to this Agreement that have not vested, the Company shall establish a DER bookkeeping account with respect to each Phantom Unit (“DER Account”) that shall be credited with an amount equal to any such distributions made by the Partnership on a Unit, which are distributions the Participant would have received if the Participant were the record owner, as of such record date, of the number of Units related to the portion of the Phantom Units that have not been settled as of such record date (the “DER”). On the applicable settlement date(s) specified in Section 6, the Company shall reinvest the amount in the DER Account into additional Units and pay such additional Units to the Participant, but only to the extent such Phantom Units ultimately vest in accordance with Section 4 or Section 5. No interest shall be payable with respect to such DERs for the period of time beginning on the date a distribution is paid to the Partnership’s unitholders and ending on the date the DERs are paid to the Participant pursuant to this Agreement.

4.         Vesting of Phantom Units. The Phantom Units (including any DERs) are restricted in that they may be forfeited by the Participant and in that they may not be transferred or otherwise disposed of by the Participant. Subject to the terms and conditions of this Agreement, the forfeiture restrictions on such Phantom Units shall lapse, and the Phantom Units shall vest as set forth in the following vesting chart:

Vesting Date	Number of Phantom Units that become Vested

Total	100%

Notwithstanding the vesting chart set forth in this Section 4 (the “Vesting Chart”), such restrictions will lapse, and the Phantom Units (including any DERs) shall vest in accordance with this Section 4 only if the Participant has continuously provided services to the Company or an Affiliate from the Date of Grant through the applicable date of vesting (each, a “Vesting Date”).

5.	Separation from Service.

(a)         Separation for Any Reason. Subject to Section 5 (b) below, if the Participant’s employment relationship with the Company or its Affiliates is terminated, then all Phantom Units subject to this Agreement that have not yet vested shall become null and void without compensation as of the earlier of (i) the date of the termination notice and (ii) the date the Participant’s service terminates.

(b)         Separation Due to Gross Breach. In the event of a summary dismissal of the Participant’s employment relationship with the Company or its Affiliates due to the Participant’s gross breach of duty or other serious breach of the employment agreement, then all Phantom Units subject to this Agreement not yet settled shall become null and void without compensation at the date of the written notice of termination or at the date of the written notice of a summary dismissal.

6.         Settlement Date; Manner of Settlement. The settlement date or dates of the Units related to the Participant’s Phantom Units will be the date or dates on which the restrictions on such Phantom Units expire as provided in Section 4 or Section 5 of this Agreement. Any fractional Phantom Units shall be rounded down to the nearest whole Unit. The Participant agrees that any vested Units that he or she acquires upon vesting of the Phantom Units will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable securities laws, or the rules, regulations and other requirements of the U.S. Securities and Exchange Commission (the “SEC”) and any stock exchange upon which the Units are then listed. The Participant also agrees that any certificates representing the Units acquired under this Award may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws. In addition to the terms and conditions provided herein, the Company may require that the Participant make such covenants, agreements, and representations as the Committee, in its sole discretion, deems advisable in order to comply with any such laws, rules, regulations, or requirements.

7.         Limitations on Transfer. The Participant agrees that he or she shall not dispose of (meaning, without limitation, sell, transfer, pledge, exchange, hypothecate or otherwise dispose of) any Phantom Units or other rights hereby acquired prior to the date the Phantom Units are vested and settled. Any attempted disposition of the Phantom Units in violation of the preceding sentence shall be null and void and the Phantom Units that the Participant attempted to dispose of shall be forfeited.

8.         Adjustment. The number of Phantom Units granted to the Participant pursuant to this Agreement shall be adjusted to reflect distributions of the Partnership paid in units, unit splits or other changes in the capital structure of the Partnership, all in accordance with Annex B. All provisions of this Agreement shall be applicable to such new or additional or different units or securities distributed or issued pursuant to Annex B to the same extent that such provisions are applicable to the units with respect to which they were distributed or issued.

9.         Violation of Law, Regulation or Rule. The Company shall not be required to deliver any Units hereunder if, upon the advice of counsel for the Company, such acquisition or delivery would violate the U.S. Securities Act of 1933 or any other applicable federal, state, or local law or regulation or the rules of the exchange upon which the Partnership’s Units are traded.

10.         Interpretation. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable law, then such provision will be deemed to be modified to the minimum extent necessary to render it legal, valid and enforceable; and if such provision cannot be so modified, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.

11.         Notices. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any such notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered or, whether actually received or not, on the third business day after it is deposited in the mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Company or the Participant may change at any time and from time to time by written notice to the other, the address which the Company or the Participant previously specified for receiving notices. The Company and the Participant agree that any notices shall be given to the Company or to the Participant at the following addresses:

Company:	Höegh LNG Holdings Ltd.
c/o Höegh LNG AS
Attn: CFO
Drammensveien 134
N-0277 Oslo, Norway

Participant:	At the Participant’s current address as shown in the Company’s records.

12.          Acknowledgments. In accepting the Award, the Participant acknowledges, understands and agrees that:

(a)         the Award has been granted voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Agreement;

(b)         all decisions with respect to future grants of Phantom Units, if any, will be at the sole discretion of the Company;

(c)         the Award shall not create a right to be retained in the employment or service of the Company or its Affiliates or be interpreted as forming an employment or service contract with the Company or its Affiliates and shall not interfere with the ability of the Company or its Affiliates, as applicable, to terminate the Participant’s employment or service relationship (if any);

(d)         the Participant is voluntarily participating in the Award and this Agreement;

(e)         the Phantom Units and the Units subject to the Phantom Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or its Affiliates, and which is outside the scope of the Participant’s employment or service contract, if any;

(f)         the Phantom Units and the Units subject to the Phantom Units are not intended to replace any pension rights or compensation;

(g)         the Phantom Units and the Units subject to the Phantom Units, and the income and value of the same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(h)         the future value of the Units is unknown, indeterminable and cannot be predicted with certainty;

(i)         no claim or entitlement to compensation or damages shall arise from forfeiture of the Phantom Units resulting from termination of employment or service with the Company or its Affiliates (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or performs services or the terms of the Participant’s employment agreement or consulting agreement, if any) and in consideration of the grant of the Phantom Units, to which the Participant is not otherwise entitled, the Participant irrevocably agrees never to institute any claim against the Company or its Affiliates, waives his or her ability, if any, to bring any such claim, and releases the Company and its Affiliates from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then by participating in the Agreement, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(j)         for purposes of the Phantom Units, the Participant’s employment or service relationship will be considered terminated as of the date he or she is no longer actively providing services to the Company or its Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where the Participant is employed or performs services) and unless otherwise expressly provided in this Agreement, his or her right to vest in the Phantom Units, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or performs services); the Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Award (including whether the Participant may still be considered to be providing services while on a leave of absence);

(k)         unless otherwise provided by the Company in its discretion, the Phantom Units and the benefits evidenced by this Agreement do not create any entitlement to have the Phantom Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Units; and

(l)         neither the Company nor any of its Affiliates shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the U.S. Dollar that may affect the value of the Phantom Units or of any amounts due to the Participant pursuant to the settlement of the Phantom Units or the subsequent sale of any Units acquired upon settlement.

13.         Taxes. The Participant acknowledges that, regardless of any action the Company or its Affiliates take with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Award and this Agreement and legally applicable to the Participant (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains his or her responsibility and may exceed the amount actually withheld by the Company or its Affiliates. The Participant further acknowledges that the Company and its Affiliates (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Phantom Units, including, but not limited to, the grant, vesting or settlement of the Phantom Units, the issuance of Units upon settlement of the Phantom Units, the subsequent sale of Units acquired pursuant to such issuance and the receipt of any distributions and/or any DERs; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Phantom Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant has become subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and its Affiliates may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Participant will pay or make adequate arrangements satisfactory to the Company and its Affiliates to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and its Affiliates, or their respective agents, at their discretion, to satisfy any withholding obligation for Tax-Related Items by one or a combination of the following:

1.	withholding from the wages or other cash compensation paid to the Participant by the Company or its Affiliates; or

2.	withholding from proceeds of the sale of Units acquired upon settlement of the Phantom Units either through a voluntary sale or through a mandatory sale arranged by the Company or its Affiliates (on the Participant’s behalf pursuant to this authorization without further consent); or

3.	withholding in Units to be issued upon settlement of the Phantom Units.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Unit equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Units, for tax purposes, the Participant is deemed to have been issued the full number of Units subject to the vested portion of the Phantom Units being settled at such time, notwithstanding that a number of the Units are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Participant’s participation in the Award and this Agreement.

Finally, the Participant agrees to pay to the Company or its Affiliates any amount of Tax-Related Items that the Company or its Affiliates may be required to withhold or account for as a result of his or her participation in the Award and this Agreement that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Units or the proceeds of the sale of Units, if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

14.         General Provisions.

(a)         Administration. The Committee shall have sole and complete discretion with respect to all matters involving this Agreement and decisions of a majority of the Committee with respect thereto and with respect to this Agreement shall be final and binding upon the Participant and the Company.

(b)         Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of law principles thereof.

(c)         Amendments. This Agreement may be amended only by a written agreement executed by the Company and the Participant, except that the Committee may unilaterally waive any conditions or rights under, amend any terms of, or alter this Agreement provided no such change (other than pursuant to Annex B) materially reduces the rights or benefits of the Participant with respect to the Phantom Units without his consent.

(d)         Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under the Participant.

(e)         Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with regard to the subject matter hereof, and contain all the covenants, promises, representations, warranties and agreements between the parties with respect to the Phantom Units granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

(f)         No Liability for Good Faith Determinations. Neither the Company or its Affiliates nor the members of the Committee and the Board shall be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Phantom Units granted hereunder.

(g)         No Advice Regarding Award. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Award or this Agreement, or his acquisition or sale of the underlying Units. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the Participant’s participation in the Award and this Agreement before taking any action related to the Award and this Agreement.

(h)         Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Agreement and any other Phantom Unit materials (“Data”) by and among, as applicable, the Company or its Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Award and this Agreement.

The Participant understands that the Company and its Affiliates may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Phantom Units or any other entitlement to Units awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Award and this Agreement.

The Participant understands that Data will be transferred to the stock plan participant as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Award and this Agreement. The Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of Data by contacting the Participant’s local human resources representative. The Participant authorizes the Company and its Affiliates and any other third parties which may assist the Company and its Affiliates (presently or in the future) with implementing, administering and managing the Award and this Agreement to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Award and this Agreement. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Award and this Agreement. The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. Further, the Participant understands that the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s employment status and career with the Company or its Affiliates will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the Phantom Units or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Award and this Agreement. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative.

(i)         Language. If the Participant has received this Agreement or any other document related to the Award translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.

(j)         Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Award and this Agreement, on the Phantom Units and on any Units acquired under the Agreement, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(k)         Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach by the Participant or any other recipient of an award.

(l)         Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

(m)         Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

(n)         Gender. Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Agreement dictates, the plural shall be read as the singular and the singular as the plural.

(o)         Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company or the Partnership may be required to deliver (including, without limitation, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which the Participant has access. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company or the Partnership may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

(p)         Sections 409A and 457A. The Phantom Units and DERs granted hereunder are intended to comply with the short-term deferral exceptions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations issued thereunder and Section 457A of the Code and all applicable guidance issued with respect to Section 457A of the Code and this Agreement shall be construed and interpreted in a manner consistent with such intent. Notwithstanding the foregoing, neither the Partnership nor any of its Affiliates makes any representations that the Phantom Units or DERs granted hereunder are exempt from Sections 409A or 457A of the Code and in no event shall the Company or its Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A or 457A of the Code.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officer thereunto duly authorized, and the Participant has set his hand as to the date and year first above written.

HÖEGH LNG HOLDINGS LTD.

By:_____________________________________________

Name: __________________________________________

Title: ___________________________________________

PARTICIPANT
________________________________________________
[Name]

Annex A

DEFINED TERMS

For purposes of the Agreement (including the annexes thereto), the terms set forth below have the following meanings:

1.	“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

2.	“Change of Control” means, and shall be deemed to have occurred upon one or more of the following events:

a.	any “person” or “group” within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the U.S. Securities Exchange Act of 1934, as amended from time to time, other than members, limited partners or other owners (as applicable) of the General Partner, the Partnership, or an Affiliate of either the General Partner or the Partnership, shall become the beneficial owner, by way of merger, consolidation, recapitalization, reorganization or otherwise, of 50% or more of the voting power of the voting securities of the General Partner or the Partnership;

b.	the members or limited partners (as applicable) of the General Partner or the Partnership approve, in one transaction or a series of transactions, a plan of complete liquidation of the General Partner or the Partnership;

c.	the sale or other disposition by either the General Partner or the Partnership of all or substantially all of its assets in one or more transactions to any Person other than an Affiliate; or

d.	the General Partner or an Affiliate of the General Partner or of the Partnership ceases to be the general partner of the Partnership.

3.	“Committee” means the board of directors of the Company or such committee as may be appointed by the board of directors of the Company to administer the Agreement, which alternative committee may be the board of directors or managers of any Affiliate or a committee thereof.

4.	“Fair Market Value” means, on any relevant date, the closing sales price of a Unit on the principal securities exchange or other market in which trading in Units occurs on the last market trading day prior to the applicable day (or, if there is no trading in the Units on such date, on the next preceding day on which there was trading) as reported in The Wall Street Journal (or other reporting service approved by the Committee). If Units are not traded on a securities exchange or other market at the time a determination of Fair Market Value is required to be made hereunder, the determination of Fair Market Value shall be made by the Committee in good faith.

5.	“General Partner” means Höegh LNG GP LLC, a Marshall Islands limited liability company and the general partner of the Partnership.

6.	“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.

7.	“Phantom Unit” means a notional Unit that, upon vesting, entitles the Participant to receive, at the time of settlement, a Unit.

8.	“Unit” means a common unit of the Partnership.

Annex B

ADJUSTMENT

1.	Subdivision or Consolidation of Units. The terms of the Agreement and the Phantom Units granted thereunder shall be subject to adjustment from time to time, in accordance with the following provisions:

a.	If at any time, or from time to time, the Partnership shall subdivide as a whole (by reclassification, by a Unit split, by the issuance of a distribution on Units payable in Units, or otherwise) the number of Units then outstanding into a greater number of Units, or in the event the Partnership distributes an extraordinary cash dividend, then, as appropriate, the number of Units (or other kind of securities) that may be acquired under the Award shall be increased proportionately.

b.	If at any time, or from time to time, the Partnership shall consolidate as a whole (by reclassification, by reverse Unit split, or otherwise) the number of Units then outstanding into a lesser number of Units, then, as appropriate, the number of Units (or other kind of securities) that may be acquired under the Award shall be decreased proportionately.

c.	Whenever the number of Units subject to the Award is required to be adjusted as provided in this Section 1, the Committee shall promptly prepare a notice setting forth, in reasonable detail, the event requiring adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the change in the number of Units, other securities, cash, or property subject to the Award after giving effect to the adjustments. The Committee shall promptly provide the Participant with such notice.

d.	Adjustments under this Section 1 shall be made by the Committee, and its determination as to what adjustments shall be made and the extent thereof shall be final, binding, and conclusive. No fractional interest shall be issued under the Agreement on account of any such adjustments.

2.	Recapitalizations. If the Partnership recapitalizes, reclassifies its equity securities, or otherwise changes its capital structure (a “recapitalization”) without a Change of Control, the number and class of Units covered by the Award shall be adjusted so that the Award shall thereafter cover the number and class of Units or other securities to which the holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the holder had been the holder of record of the number of Units then covered by the Award.

3.	Additional Issuances. Except as expressly provided herein, the issuance by the Partnership of units of any class or securities convertible into units of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of units or obligations of the Partnership convertible into such units or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Units subject to the Award.

4.	Change of Control. Notwithstanding any other provisions of the Agreement to the contrary, upon a Change of Control, the Committee, acting in its sole discretion without the consent or approval of any holder, may affect one or more of the following alternatives, which may vary among Participants: (i) remove any applicable forfeiture restrictions on the Award; (ii) accelerate the vesting of the Award to a specific date, before or after such Change of Control, specified by the Committee; (iii) require the mandatory surrender to the Company by the Participant of the Award (irrespective of whether the Award is vested) as of a date, before or after such Change of Control, specified by the Committee, in which event the Committee shall thereupon cancel the Award and pay to the Participant an amount of cash per Unit equal to the amount calculated in Section 5 below (the “Change of Control Price”); (iv) cancel the Award to the extent it remains unvested as of the date of a Change of Control without payment of any consideration to the Participant for the Award; or (v) make such adjustments to the Award as the Committee deems appropriate to reflect such Change of Control (including, but not limited to, the substitution of the Award for new award(s)); provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to the Award.

5.	Change of Control Price. The “Change of Control Price” shall equal the amount determined in clause (a), (b), (c), (d) or (e), whichever is applicable, as follows: (a) the per Unit price offered to unitholders in any merger or consolidation, (b) the per Unit value of the Units immediately before the Change of Control without regard to assets sold in the Change of Control and assuming the Company or the Partnership, as applicable, has received the consideration paid for the assets in the case of a sale of the assets, (c) the amount distributed per Unit in a dissolution transaction, (d) the price per Unit offered to unitholders in any tender offer or exchange offer whereby a Change of Control takes place, or (e) if such Change of Control occurs other than pursuant to a transaction described in clauses (a), (b), (c), or (d) of this Section 5, the Fair Market Value per Unit of the Units that may otherwise be obtained with respect to the Award or to which the Award tracks, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of the Award. In the event that the consideration offered to unitholders of the Partnership in any transaction described in Section 4 above or this Section 5 consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

6.	Impact of Events on Awards Generally. In the event of changes in the outstanding Units by reason of a recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change in capitalization occurring after the Date of Grant and not otherwise provided for by this Annex B, the Award and the Agreement shall be subject to adjustment by the Committee at its discretion, which adjustment may, in the Committee’s discretion, include, but not be limited to, adjustments as to the number of Units or other consideration subject to the Award, accelerated vesting (in full or in part) of the Award, conversion of the Award into awards denominated in the securities or other interests of any successor Person, or the cash settlement of the Award in exchange for the cancellation thereof.